Exhibit 12.1
PRG-SCHULTZ INTERNATIONAL, INC.
STATEMENT REGARDING
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Three Months
	Ended March 31		Years ended December 31,
	2006	2007	2002	2003	2004	2005	2006
Fixed Charges:
Interest expense (including amortization related to indebtedness)	2,738	4,492	9,934	9,520	9,142	8,936	17,145
Loss on financial restructuring	10,129						10,047

Estimated portion of rent expense representative of interest	383	358	2,010	1,925	1,680	1,720	1,649

Dividends on mandatorily redeemable preferred stock	49	158					895

FIXED CHARGES	13,299	5,008	11,944	11,445	10,822	10,656	29,736

Earnings:
Earnings (loss) from continuing operations before income taxes and discontinued operations	(9,693)	2,589	40,474	(197,853)	629	(204,694)	(18,247)

Add back : Fixed charges	13,299	5,008	11,944	11,445	10,822	10,656	29,736

Less: Dividends on mandatorily redeemable preferred stock	(49)	(158)					(895)

EARNINGS	3,557	7,439	52,418	(186,408)	11,451	(194,038)	10,594

RATIO (EARNINGS / FIXED CHARGES)	0.3	1.5	4.4	(16.3)	1.1	(18.2)	0.4

DEFICIENCY (if less than 1.0)	(9,742)			(197,853)		(204,694)	(19,142)